FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES ANNOUNCES
TRANSITORY AGREEMENT

HOUSTON, Texas (August 5, 2005) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced that Harvest Vinccler C.A. (HVCA), the Company’s 80 percent owned Venezuelan subsidiary, signed a Transitory Agreement with Petroleos de Venezuela S.A. (PDVSA). The agreement obligates the parties to negotiate in good faith the conversion of HVCA’s Operating Service Agreement to a Mixed Company under the Venezuelan Organic Hydrocarbon Law and is subject to reaching mutually acceptable agreement on terms and conditions.

The Transitory Agreement resolves the fee HVCA will receive for the delivery of crude oil to PDVSA under the Operating Service Agreement retroactive to January 1, 2005. Historically, the new fee has averaged approximately 46.5 percent of West Texas Intermediate. There were no other changes to the Operating Service Agreement.

Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said, “We are pleased to complete this important step towards the future conversion of the Operating Service Agreement to a Mixed Company. We look forward to working with PDVSA as a partner, but it will take a lot of work to reach agreement on valuation, structure and financing of the new company. The Transitory Agreement, however, brings more certainty and stability to our operations in Venezuela and the commitment of both parties to negotiate the formation of a Mixed Company.”

The new fee, retroactive to January 1, 2005, will result in a write-off in the third quarter of approximately $4.3 million of accrued oil and gas sales accounts receivable recorded based on first and second quarter oil and gas deliveries. HVCA was underpaid $9.8 million for first quarter oil and gas deliveries. Based on the new retroactive fee limit, HVCA expects to receive $7.6 million of the first quarter underpayment. Beginning in the third quarter, oil and gas revenues will be recorded based on the Transitory Agreement. See Accounts Receivable Reconciliation below.

Accounts Receivable Reconciliation ($MM)

	3 months ended	3 months ended June	6 months ended June
	March 31, 2005	30, 2005	30, 2005
Accounts Receivable	$64.8	$59.9	$124.7
Accounts Receivable Write-off due to Retroactive Price Adjustment Specified in the Transitory Agreement	(2.2)	(2.1)	(4.3)

Adjusted Accounts Receivable	62.6	57.8	120.4
Payment Received June 2005	(55.0)	—	(55.0)

Payment due by August 31, 2005	$7.6	$57.8	$65.4

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent oil and gas development and production company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

Amanda Koenig
Investor Relations
(281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”